Exhibit 99.1

Stepan Reports Fourth Quarter and Record Full Year 2017 Results

Northfield, Illinois, February 22, 2018 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $9.9 million, or $0.42 per diluted share versus $8.4 million, or $0.36 per diluted share, in the prior year.  Adjusted net income was $24.6 million, or $1.06 per diluted share versus $12.3 million, or $0.52 per diluted share, in the prior year.*  Current year adjusted net income excludes a $14.9 million net after-tax charge related to the new U.S. Tax Cuts and Jobs Act legislation.

•

Surfactant operating income was $28.3 million versus $14.6 million in the prior year. This increase was primarily attributable to $8.3 million of non-recurring expenses in the prior year, favorable resolution of a European product claim, growth in key global markets and improved internal efficiencies. Global Surfactant sales volume increased 2% versus the prior year.

•

Polymer operating income was $19.0 million versus $16.5 million in the prior year. This increase was mostly attributable to higher European Rigid Polyol and global Specialty Polyol volumes.  Global Polymer volume was up 1% versus the prior year.

•

Specialty Product operating income was $2.3 million versus $4.2 million in the prior year primarily due to the timing of orders in our flavor business and lower volume and margins in our food business.

•

During the fourth quarter of 2017, the Company approved a plan to restructure a portion of its Fieldsboro, NJ production facility.  The Company recorded $0.9 million of pre-tax severance expense and $1.3 million of accelerated depreciation for the areas that will be impacted by the shutdown.  This decision was made to improve future asset utilization and reduce the Company’s North American cost base going forward.

Full Year Highlights

•

Reported net income was a record $91.6 million, or $3.92 per diluted share, a 6% increase versus $86.2 million, or $3.73 per diluted share, in the prior year.  Adjusted net income was a record $108.7 million, or $4.65 per diluted share, an 11% increase versus $98.2 million, or $4.25 per diluted share, in the prior year.*  Current year adjusted net income excludes a $14.9 million net after-tax charge related to the new U.S. Tax Cuts and Jobs Act legislation.

•	2017 marked the seventh record annual income over the last ten years.

•

The Surfactant segment delivered record operating income of $120.0 million, a 20% increase versus prior year.  The Polymer segment delivered $82.8 million of operating income, a 14% decrease versus prior year.  Despite being down versus prior year, the Polymer results were the second best on record.  Specialty Product operating income was $10.0 million versus $10.7 million in the prior year.

•

Total company sales volume declined 1%. Most of the decline was attributable to lower commodity surfactant demand, partially offset by higher global Functional Products and Specialty Polyol end market demand.

•	The effect of foreign currency translation positively impacted net income by $1.0 million, or $0.04 per diluted share, versus prior year.

•	Free cash flow** for the year was $101 million versus $92 million in the prior year. The Company had no net debt at year-end.

•

The Company entered into a five year $350 million unsecured revolving line of credit in January 2018.  The credit agreement allows the Company to make unsecured borrowings, as needed, for working capital and general corporate purposes, including acquisitions.

“2017 was a good year as the Company delivered record reported and adjusted net income,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “Improved product mix, increased asset utilization and enhanced internal efficiencies continued to drive results.  Both Surfactants and Polymers benefited from our diversification strategy and we anticipate further contributions in 2018.

For the full year, Surfactants delivered record operating income due to improved product mix, lower manufacturing costs, and the accretive impact of our 2016 Brazil acquisition.  Sales benefited from our diversification efforts into functional products, higher sales within the household, industrial and institutional end markets and continued growth in more specialized applications.

Polymers delivered its second best full year results despite increased competitive pressure and higher raw material costs within our North American Polyol business.  Global Polyol volumes were up slightly despite share loss in North America. The market for insulation materials remains strong due to continued global energy conservation efforts.”

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

** Free cash flow is defined as cash flow from operations less capital expenditures and cash dividends paid.

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Net Sales	$473,823	$420,636	13%	$1,925,007	$1,766,166	9%
Operating Income	$30,831	$9,932	210%	$146,160	$126,193	16%
Net Income	$9,884	$8,417	17%	$91,578	$86,191	6%
Earnings per Diluted Share	$0.42	$0.36	17%	$3.92	$3.73	5%

Adjusted Net Income *	$24,649	$12,294	100%	$108,691	$98,187	11%
Adjusted Earnings per Diluted Share *	$1.06	$0.52	104%	$4.65	$4.25	9%

* See Table II for reconciliations of non-GAAP Adjusted Net Income and Adjusted Earnings per Diluted Share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and other significant and infrequent or non-recurring items.

•

U.S. Tax Reform Impact:  The fourth quarter includes $14.9 million of net after-tax charges related to the new U.S. Tax Cuts and Jobs Act legislation. The one-time net impact is comprised of a $19.4 million transition tax expense on certain unrepatriated earnings of foreign subsidiaries, partially offset by a $4.5 million favorable impact related to the re-measurement of net U.S. deferred tax liabilities at a lower future corporate tax rate.

•

Business Restructuring and Asset Impairments:  The fourth quarter includes $0.2 million of decommissioning expense related to the Canadian plant closure announced in 2016 and $0.6 million of after-tax severance related to the plan to restructure the Fieldsboro, NJ plant site.  The prior year quarter included $4.0 million of after-tax expense comprised of: (i) $1.3 million of severance and decommissioning costs related to the Canadian plant shutdown; (ii) a $1.3 million asset write-down at the Bahia, Brazil site; and (iii) a $1.4 million asset write-down related to engineering costs associated with a project that was canceled.

•	Deferred Compensation: The fourth quarter includes $1.0 million of after-tax income versus $2.7 million of after-tax expense in the prior year.

•	Contract Termination Settlement: The fourth quarter of 2016 included $2.8 million of after-tax income generated on a negotiated customer contract termination fee related to the Bahia, Brazil site.

Percentage Change in Net Sales

The 13% increase in quarterly net sales was primarily due to higher selling prices, which were mostly attributable to the pass through of certain higher raw material costs.  Current quarter net sales also benefited from a 1% increase in volume and a 3% positive impact of foreign currency translation.

	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017
Volume	1%	-1%
Selling Price	9%	9%
Foreign Translation	3%	1%
Total	13%	9%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Net Sales
Surfactants	$324,174	$282,549	15%	$1,297,555	$1,181,563	10%
Polymers	$131,083	$116,286	13%	$546,634	$498,826	10%
Specialty Products	$18,566	$21,801	(15)%	$80,818	$85,777	(6)%
Total Net Sales	$473,823	$420,636	13%	$1,925,007	$1,766,166	9%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2017	2016	% Change	2017	2016	% Change
Operating Income
Surfactants	$28,257	$14,582	94%	$119,990	$99,796	20%
Polymers	$19,029	$16,510	15%	$82,801	$96,788	(14)%
Specialty Products	$2,250	$4,249	(47)%	$9,952	$10,698	(7)%
Segment Operating Income	$49,536	$35,341	40%	$212,743	$207,282	3%
Corporate Expenses	$(18,705)	$(25,409)	(26)%	$(66,583)	$(81,089)	(18)%
Consolidated Operating Income	$30,831	$9,932	210%	$146,160	$126,193	16%

Total fourth quarter operating income, excluding corporate expenses, increased $14.2 million, or 40%, versus the prior year quarter.  Total full year operating income, excluding corporate expenses, increased $5.5 million or 3% versus the prior year.

•

Surfactant net sales were $324.2 million for the quarter, a 15% increase versus prior year.  Selling prices increased 11% versus the prior year primarily due to the pass-through of certain higher raw material costs.  Sales volume increased 2%, mostly due to higher demand in the Functional Product end markets and higher Distribution sales, partially offset by lower Consumer Product commodity volumes.  The translation impact of a weaker U.S. dollar increased net sales by 2%.  Surfactant operating income increased $13.7 million or 94% versus the prior year, primarily attributable to $8.3 million of non-recurring expenses in the prior year, settlement of a European product claim, savings from the Canadian plant shutdown and improved product mix and growth in Agriculture end markets in Europe. Also, the prior year acquisition in Brazil positively contributed to the current year quarter.

•

Polymer net sales were $131.1 million in the fourth quarter, a 13% increase versus prior year.  Selling prices increased 8% primarily due to the pass-through of certain higher raw material costs.  Sales volume increased 1% in the quarter primarily due to higher European Rigid Polyol volume and higher global Specialty Polyol volume.  This growth was partially offset by lower North American Rigid Polyol and Phthalic Anhydride volumes.  North American Rigid Polyol volume was down 2% due to lost share.  The translation impact of a weaker U.S. dollar favorably impacted net sales by 4%.  Operating income increased $2.5 million or 15% versus the prior year quarter.  This increase was primarily attributable to the European Rigid Polyol and global Specialty Polyol volume growth and the non-recurrence of a scheduled Phthalic Anhydride maintenance shutdown in the prior year quarter.  Higher North American raw material costs partially offset these benefits.

•

Specialty Products net sales were $18.6 million for the quarter, a $3.2 million decrease versus the prior year.  Operating income declined $2.0 million versus the prior year quarter primarily due to the timing of orders in our flavor business and lower volume and margins in our food business.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Total - Corporate Expenses	$18,705	$25,409	(26)%	$66,583	$81,089	(18)%
Deferred Compensation Expense/(Income) *	$(406)	$4,210	NM	$4,857	$16,805	(71)%
Restructuring and Asset Impairment Expense	$1,271	$6,003	(79)%	$3,069	$7,064	(57)%
Adjusted Corporate Expense	$17,840	$15,196	17%	$58,657	$57,220	3%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $2.6 million versus the prior year quarter.  Most of this increase was attributable to higher legal expense. Corporate expenses were up $1.4 million, or 3%, on a full year basis.

Income Taxes

The full year effective tax rate was 34.3% in 2017 compared to 24.3% in 2016.  This increase was primarily attributable to the enactment of the U.S. Tax Cuts and Jobs Act, which resulted in a net tax cost of $14.9 million in 2017. The one-time net impact of $14.9 million was a result of the $19.4 million transition tax expense on certain unrepatriated earnings of foreign subsidiaries, partially offset by the $4.5 million favorable impact related to the re-measurement of net U.S. deferred tax liabilities at a lower future corporate tax rate. The increase in the effective tax rate was partially offset by favorable nonrecurring discrete items. We expect the effective tax rate to be in the range of 20% to 23% in 2018.

Selected Balance Sheet Information

The Company’s net debt level decreased $48.4 million for the quarter while the net debt to total net debt plus equity ratio dropped from 5% to -1%, reflecting cash balances in excess of total debt.  The decrease in net debt was attributable to a $34.8 million increase in cash combined with a $13.6 million decline in total debt.  The fourth quarter rise in cash was primarily attributable to improved working capital components.

($ in millions)	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Net Debt
Total Debt	$290.8	$304.4	$304.4	$316.7	$317.0
Cash	298.9	264.1	223.8	197.8	225.7
Net Debt	$(8.1)	$40.3	$80.6	$118.9	$91.3
Equity	740.1	734.9	707.3	673.2	634.6
Net Debt + Equity	$732.0	$775.2	$787.9	$792.1	$725.9
Net Debt / (Net Debt + Equity)	-1%	5%	10%	15%	13%

The major working capital components were:

($ in millions)	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Net Receivables	$293.5	$314.1	$306.2	$287.5	$263.4
Inventories	172.7	163.7	178.4	189.8	173.7
Accounts Payable	(205.0)	(172.4)	(169.2)	(163.8)	(158.3)
	$261.2	$305.4	$315.4	$313.5	$278.8

The Company had full year capital expenditures of $78.6 million in 2017 versus $103.1 million in the prior year.

Outlook

“After record results in 2016 and 2017, we believe our Surfactant business will continue to benefit from our diversification efforts into functional products, new technologies, expanded sales into our broad customer base globally and the stabilization of commodity surfactant volumes.  However, headwinds in our North America Polymer business related to lost share and lower margins will continue to challenge us in 2018,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “Results will benefit from the lower U.S. corporate tax rate in 2018.”

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2017 results at 10:00 a.m. ET (9:00 a.m. CT) on February 22, 2018. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 659-3371, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Matthew J. Eaken                              (847) 446-7500

* * * * *

Tables follow

Certain information in this presentation consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, the impact of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net Sales	$473,823	$420,636	$1,925,007	$1,766,166
Cost of Sales	393,224	351,916	1,586,742	1,427,621
Gross Profit	80,599	68,720	338,265	338,545
Operating Expenses:
Selling	13,787	14,960	54,271	57,212
Administrative	21,665	19,835	76,041	75,185
Research, Development and Technical Services	13,451	13,780	53,867	56,086
Deferred Compensation (Income) Expense	(406)	4,210	4,857	16,805
	48,497	52,785	189,036	205,288

Business restructuring and asset impairments	1,271	6,003	3,069	7,064

Operating Income	30,831	9,932	146,160	126,193

Other Income (Expense):
Interest, Net	(2,826)	(3,350)	(11,444)	(13,205)
Other, Net	527	427	4,521	828
	(2,299)	(2,923)	(6,923)	(12,377)

Income Before Income Taxes	28,532	7,009	139,237	113,816
Provision for Income Taxes	18,646	(1,402)	47,690	27,618
Net Income	9,886	8,411	91,547	86,198
Net (Income) Loss Attributable to Noncontrolling Interests	(2)	6	31	(7)
Net Income Attributable to Stepan Company	$9,884	$8,417	$91,578	$86,191
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.43	$0.37	$3.99	$3.78
Diluted	$0.42	$0.36	$3.92	$3.73
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,961	22,860	22,946	22,793
Diluted	23,426	23,335	23,377	23,094

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Net Income Reported	$9,884	$0.42	$8,417	$0.36	$91,578	$3.92	$86,191	$3.73

Deferred Compensation (Income) Expense	$(1,006)	$(0.04)	$2,654	$0.11	$(40)	$(0.00)	$9,977	$0.43
Business Restructuring	$834	$0.04	$4,028	$0.17	$2,216	$0.09	$4,824	$0.21
Contract Termination Settlement	—	—	$(2,805)	$(0.12)	—	—	$(2,805)	$(0.12)
US Tax Reform Impact	$14,937	$0.64	—	—	$14,937	$0.64	—	—

Adjusted Net Income	$24,649	$1.06	$12,294	$0.52	$108,691	$4.65	$98,187	$4.25

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,622)		$4,281		$(65)		$16,092
Business Restructuring	1,271		6,003		$3,069		$7,064
Contract Termination Settlement	—		(4,250)		—		$(4,250)

Total Pre-Tax Adjustments	$(351)		$6,034		$3,004		$18,906

Cumulative Tax Effect on Adjustments	$179		$(2,157)		$(828)		$(6,910)
US Tax Reform Impact	$14,937		—		$14,937		—

After-Tax Adjustments	$14,765	$0.64	$3,877	$0.16	$17,113	$0.73	$11,996	$0.52

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $1.6 million of income versus $4.3 million of expense in the prior year.  The year-to-date pretax impact was $0.1 million of income versus $16.1 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2017				2016
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$78.97	$83.66	$87.14	$78.81	$81.48	$72.66	$59.53	$55.29

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2017	2016	2017	2016
Deferred Compensation
Operating Income (Expense)	$406	$(4,210)	$(4,857)	$(16,805)
Other, net – Mutual Fund Gain (Loss)	1,216	(71)	4,922	713
Total Pretax	$1,622	$(4,281)	$65	$(16,092)
Total After Tax	$1,006	$(2,654)	$40	$(9,977)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2017 as compared to 2016:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	Increase Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	Increase Due to Foreign Currency Translation
	2017	2016			2017	2016
Net Sales	$473.8	$420.6	$53.2	$12.4	$1,925.0	$1,766.2	$158.8	$9.9
Gross Profit	80.6	68.7	11.9	2.2	338.3	338.5	(0.2)	2.6
Operating Income	30.8	9.9	20.9	1.4	146.2	126.2	20.0	1.7
Pretax Income	28.5	7.0	21.5	1.3	139.2	113.8	25.4	1.6

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2017 and December 31, 2016

	December 31 2017	December 31 2016
ASSETS
Current Assets	$788,736	$685,541
Property, Plant & Equipment, Net	598,443	582,714
Other Assets	83,682	85,635
Total Assets	$1,470,861	$1,353,890
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$320,253	$297,265
Deferred Income Taxes	10,962	12,497
Long-term Debt	268,299	288,859
Other Non-current Liabilities	130,433	119,353
Total Stepan Company Stockholders’ Equity	740,096	634,604
Noncontrolling Interest	818	1,312
Total Liabilities and Stockholders’ Equity	$1,470,861	$1,353,890